Exhibit 99.1

Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393

For Immediate Release For Details Contact:

Ed Richardson	David J. DeNeve	USA
Chairman and Chief Executive Officer	Senior Vice President and	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Chief Financial Officer	Fax: (630) 208-2550
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Electronics, Ltd. to Restate its Financial Statements

LaFox, IL, Tuesday, April 4, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL) announced today that the Company has discovered errors in financial accounting at one of its Italian subsidiaries. The Company has not yet determined the impact of these errors for any specific period, but it estimates that, in the aggregate, the errors will reduce stockholders’ equity by approximately $3 million to $4 million. While the Company continues to evaluate the magnitude and impact of these errors, its previously issued financial statements, including the fiscal years ended May 31, 2003, May 29, 2004 and May 28, 2005, and the interim periods ended September 3, 2005 and December 3, 2005, should not be relied upon. The Company is also evaluating the adequacy of its accounting for income taxes in certain foreign jurisdictions for prior periods. The Company has notified its present and former auditors and is engaged in continuing discussions with the auditors concerning these matters.

As a result of ongoing evaluation of these accounting errors, the Company does not expect to file its Form 10-Q for its fiscal quarter ended March 4, 2006 by the filing deadline.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless and Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.